Exhibit 10.3

SEVERANCE BENEFITS AGREEMENT

THIS SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is made as of the 14th day of April, 2010 between Active Power, Inc., (the “Company”), and John Penver, an individual resident of the State of Texas (“Employee”). Employee and the Company are collectively referred to herein as the “Parties.” This Agreement amends, restates and supersedes the Severance Benefits Agreement dated October 29, 2008 between Employee and the Company (the “Prior Agreement”).

1. At-Will Employment Status. Employee is currently employed by the Company. Employee is employed on an “at will” basis, which means that either the Company or Employee may terminate Employee’s employment with the Company at any time and for any or no reason.

2. Severance Benefits upon Involuntary Termination Without Cause or Resignation for Good Reason. Although Employee’s employment is at-will, if Employee is terminated by the Company without Cause (as defined below) or resigns with Good Reason (as defined below), then Employee shall be entitled to receive:

(a) continuing severance pay at a rate equal to 100% of Employee’s base salary, as then in effect (less applicable withholding taxes), for a period of nine (9) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; and

(b) all stock options and restricted stock held by Employee in which Employee would have vested if Employee had remained employed with the Company for a period of nine (9) months following the date of termination shall immediately vest and, if applicable, become exercisable as of the date of termination; and

(c) if Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Employee, within the time period prescribed pursuant to COBRA, the Company will reimburse Employee for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Employee’s termination) until the earlier of (i) a period of nine (9) months from the last date of employment of the Employee with the Company, (ii) until Employee has secured other employment, or (iii) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for such COBRA coverage; and

(d) all or a portion of Employee’s bonus under the Company’s management incentive program for the year in which Employee’s termination without Cause or resignation for Good Reason occurs, determined as follows: (i) with respect to corporate or individual objectives that are measured over a period of time (such as revenue for a fiscal year), the amount of such bonus with respect to such objective shall be determined based on a comparison of the amount of such objective actually achieved through the date of such termination against a pro rated portion (based on a number of days, weeks or months, as applicable, during the applicable measurement period for which Employee remained a service provider of the Company) of the target objective, and shall be payable on a pro rata basis (based on the number of days during the applicable measurement period for which Employee remained a service provider of the Company), and (ii) with respect to corporate or individual objectives that are measured based on the occurrence of a specific event at a point in time, the full amount of such bonus with respect to such objective shall be payable if such objective is achieved prior to the date of such termination. All determinations of the amount of the achievement of such objectives and the amounts of such bonuses shall be made by the Board of Directors of the Company, in its sole discretion.

3. Acceleration Upon Termination After a Change in Control. Although Employee’s employment is at-will, in the event that Employee is terminated by the Company without Cause or resigns with Good Reason within twelve (12) months after a Change in Control (as defined below), in addition to the benefits set forth in Sections 2(a), 2(c) and 2(d), but in lieu of the benefits set forth in Section 2(b) above, one hundred percent (100%) of the stock options and restricted stock held by Employee prior to the date of the Change of Control shall immediately vest and, if applicable, become exercisable as of the date of termination.

4. Confidential Information/ Non-Competition Agreement.

(a) Employee is employed hereunder by the Company in a confidential relationship wherein Employee, in the course of his employment with the Company, has and will continue to become familiar with and aware of Confidential Information (as defined in the Confidentiality Agreement), including but not limited to confidential information regarding the Company’s customers and specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company, and future plans with respect thereto. In consideration for Employee’s promises herein, the Company agrees to provide Employee with such Confidential Information; in return, Employee recognizes and acknowledges that such information must be maintained in confidence, and to further such protection agrees to the restrictive covenants set forth in this Section 4.

(b) Employee acknowledges that Employee’s fulfillment of the obligations contained in this Agreement, including, but not limited to, Employee’s obligation neither to use, except for the benefit of the Company, or to disclose the Company’s Confidential Information and Employee’s obligation not to compete contained in this Section 4 is necessary to protect the Company’s Confidential Information and to preserve the Company’s value and goodwill. Employee further acknowledges the time, geographic and scope limitations of Employee’s obligations under this Section 4 are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that Employee will not be precluded from gainful employment if Employee is obligated not to compete with the Company during the period and within the Territory as described in this Section 4.

(c) Employee will not, during the period of his employment by or with the Company, and for a period of nine (9) months immediately following the termination of his employment with the Company, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business or entity of whatever nature:

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Company, within 100 miles of (i) the principal executive offices of the Company or (ii) any place where the Company conducts business, provides products or services, or in which the Company (including the subsidiaries thereof) is in the process of initiating business operations as of the date on which Employee’s employment by the Company hereunder is terminated (the “Territory”);

(ii) call upon any person who is, at that time, within the Territory, an employee of the Company (including the subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company (including the subsidiaries thereof);

(iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Company (including the subsidiaries thereof’) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory;

(iv) call upon any prospective acquisition candidate, on Employee’s own behalf or on behalf of any competitor, which candidate was either called upon by the Company (including the subsidiaries thereof) or for which the Company made an acquisition analysis, for the purpose of acquiring such entity, provided however, that this section (iv) will not apply if the Company affirmatively declined to proceed with the acquisition; or

(v) disclose customers of the Company (or the subsidiaries thereof) to any person, firm, partnership, corporation or business for any competitive reason.

As used in Section 4(c), references to the business, customers, Territory, etc. of the Company refer to the status of the Company prior to any Change in Control (i.e., such breadth of business, customers, Territory, etc. shall not automatically be expanded to include those of a successor to the Company resulting from a Change in Control). Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than three percent (3%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

(d) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company in the event of breach by him by injunctions and restraining orders without the necessity of posting any bond therefor.

(e) In the course of Employee’s employment with the Company, Employee will become exposed to certain of the Company’s confidential information and business relationships, which the above covenants are designed to protect and Employee agrees to keep such confidential information in the strictest confidence. It is agreed by the parties that the foregoing covenants in this Section 4 impose a reasonable restraint on Employee in light of the activities and business of the Company (including the Company’s subsidiaries) on the date of the execution of this Agreement and the current plans of the Company (including the Company’s subsidiaries); but it is also the intent of the Company and Employee that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company (including the Company’s subsidiaries) throughout the term of this covenant, subject to the following paragraph. For example, if, during Employee’s term of employment, the Company (including the Company’s subsidiaries) engages in new and different activities, enters a new business or established new locations for its current activities or business in addition to or other than the activities or business of the Company (including the Company’s subsidiaries) as of the date of this Agreement or the locations currently established therefor, then, to the extent described in Section 4(c), Employee will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating locations through the term of this covenant.

It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed by the Company, and shall later enter into a business or pursue other activities not in competition with the Company (including the Company’s subsidiaries) as of Employee’s last date of employment with the Company, or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of this Section 4, and in any event such new business, activities or location are not in violation of this Section 4 or of Employee’s obligations under this Section 4, if any, Employee shall not be chargeable with a violation of this Section 4 if the Company (including the Company’s subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

(f) The covenants in this Section 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed to such extent.

(g) All of the covenants in this Section 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

(h) It is specifically agreed that the period of nine (9) months following Employee’s employment set forth at the beginning of this Section 4, during which the agreements and covenants of Employee made in this Section 4 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 4.

5. Conditions Precedent. Any severance payments and/or benefits contemplated by Sections 2 and 3 above are conditional on Employee:

(a) continuing to comply with the terms of this Agreement and the Proprietary Information and Nondisclosure Agreement between Employee and the Company (the “Confidentiality Agreement”);

(b) signing and not revoking a separation agreement and release of claims, the key terms of which are included in the attached Exhibit A (the “Release”), which becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any rights to severance payments and benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(i) In the event the termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which Employee’s termination occurs (whether or not it actually becomes effective in the following year), then any severance payments and benefits under this Agreement that would be considered Deferred Payments (as defined in below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (A) the date the Release actually becomes effective, (B) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 2 above or (C) such time as required by Section 8 below.

(ii) No severance payments and benefits under this Agreement will be paid or provided until the Release becomes effective and irrevocable, and any such severance payments and benefits otherwise payable between Employee’s termination date and the date the Release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable. In the event of Employee’s death before all of the severance payments and benefits under this Agreement have been paid, such unpaid amounts will be paid in a lump sum payment promptly following such event to Employee’s designated beneficiary, if living, or otherwise to the personal representative of Employee’s estate; and

(c) in the event of a resignation for Good Reason, providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable opportunity for the Company to cure the conditions giving rise to such Good Reason, which shall not be less than thirty (30) days following the date of notice from Employee. If the Company cures the conditions giving rise to such Good Reason within thirty (30) days of the date of such notice, Employee will not be entitled to severance payments and/or benefits contemplated by Sections 2 or 3 above if Employee thereafter resigns from the Company based on such grounds. Unless otherwise required by law, no severance payments and/or benefits under Sections 2 or 3 will be paid and/or provided until after the expiration of any relevant revocation period.

6. Definitions. For purposes of this Agreement,

(a) Cause. For purposes of this Agreement, “Cause” shall mean (i) Employee’s continued failure to substantially perform the duties and obligations of Employee’s position (for reasons other than death or Disability (as defined below)), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Employee’s failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Employee that results in a substantial gain or personal enrichment of Employee at the expense of the Company; (iv) Employee’s violation of a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be materially injurious to the Company; (v) Employee’s violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; or (vi) the Employee’s material breach of the terms of Section 4 of this Agreement or of the Confidentiality Agreement.

(b) Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) Disability. For purposes of this Agreement, “Disability” shall mean the inability of Employee to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s written consent: (i) there is a material reduction of the level of Employee’s base compensation (except where there is a general reduction applicable to the management team generally); (ii) there is a material reduction in Employee’s overall responsibilities or authority, or scope of duties, provided, however, that a reduction in responsibilities, authority or duties solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; or (iii) a material change in the geographic location at which Employee must perform his services; provided, that in no instance will the relocation of Employee to a facility or a location of fifty (50) miles or less from Employee’s then current office location be deemed material for purposes of this Agreement. In no instance will a resignation by Employee be deemed to be for Good Reason if it is made more than twenty four (24) months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.

(e) The Board shall make all determinations relating to termination, including without limitation any determination regarding Cause.

7. Tax Treatment. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that, with the exception of the withholdings from the severance payments, Employee is responsible for payment of any local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorney fees.

8. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until Employee has a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

(b) Further, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Employee’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Employee’s death following Employee’s separation from service but prior to the six (6) month anniversary of Employee’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of the Agreement. Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of the Agreement. For purposes of this subsection (c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Employee’s taxable year preceding Employee’s taxable year of Employee’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

(d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employee and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

9. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: reduction of cash payments, cancellation of equity awards granted within the twelve (12) month period prior to a “change in control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change in control (as determined under Code Section 280G), cancellation of accelerated vesting of equity awards, reduction of employee benefits.

Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

10. Confidential Information. Employee shall continue to comply with the terms and conditions of the Confidentiality Agreement, and maintain the confidentiality of all of the Company’s confidential and proprietary information. Such information includes, but is not limited to, all customer lists, equipment, records, data, notes, reports, proposals, correspondence, specifications, drawings, blueprints, sketches, materials, or other documents or property belonging to the Company.

11. Miscellaneous.

(a) Withholding Taxes. The Company may withhold from all benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(b) Entire Agreement; Binding Effect. This Agreement and the Confidentiality Agreement set forth the entire understanding between the Parties as to the subject matter of this Agreement and supersede all prior agreements, commitments, representations, writings and discussions between them, including the January 31, 2005 offer letter and the Prior Agreement; and neither of the Parties shall be bound by any obligations, conditions, warranties or representations with respect to the subject matter of this Agreement, except as expressly provided herein or therein or as duly set forth on or subsequent to the date hereof in a written instrument signed by the proper and fully authorized representative of the party to be bound hereby. This Agreement is binding on Employee and on the Company and his/her and its successors and assigns (whether by assignment, by operation of law or otherwise).

(c) Arbitration. The Parties agree that, unless otherwise agreed to in a writing signed by the Employee and the Chairman of the Board of Directors of the Company, any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Travis County, Texas before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the employment laws of Texas and the other laws of the State of Texas as they apply to contracts entered into and wholly to be performed therein by residents thereof. In addition, each party hereto irrevocably and unconditionally agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought only in a state or federal court within Texas.

(e) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(f) Effect of Headings. The Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(g) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

Employee		Active Power, Inc.

/s/ John Penver		/s/ Benjamin Scott
Signature		By:	Benjamin Scott, Chairman

John Penver		Dated:	April 14, 2010
(Print Name)

Dated:	April 14, 2010

SIGNATURE PAGE TO SEVERANCE BENEFITS AGREEMENT

ACTIVE POWER, INC.

Exhibit A

ACTIVE POWER, INC.

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Active Power, Inc. (the “Company”), and                                          (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Severance Benefits Agreement by and between Company and Employee, as amended (the “Severance Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Termination. Employee’s employment from the Company terminated on                     .

2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information and Nondisclosure Agreement between Employee and the Company (the “Confidentiality Agreement”), as well as Section 4 of the Severance Agreement. Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4. Release of Claims. Except as set forth in the last paragraph of this Section 4, Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(h) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(i) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(j) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(k) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, any provisions of the Texas Labor Code, and any other law of the State of Texas;

(l) any and all claims for violation of the federal, or any state, constitution;

(m) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(n) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to                                          at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

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6. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

7. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

8. No Cooperation. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

9. Cooperation with Company. Employee agrees to cooperate, at the request of the Company, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings and/or lawsuits relating to matters occurring during or relating to Employee’s period of employment about which Employee may have relevant information. Employee shall further reasonably cooperate with regard to the transition of Employee’s job duties and business relationships. Employee agrees to respond to reasonable requests for information from the Company in a timely manner.

10. No Admission of Liability. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12. Authority. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

13. No Representations. Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

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14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15. Entire Agreement. This Agreement, along with the Confidentiality Agreement, and Employee’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

16. No Oral Modification. This Agreement may only be amended in writing signed by Employee and a duly authorized officer of the Company (other than Employee).

17. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.

18. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by both Parties.

19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(o) They have read this Agreement;

(p) They have had the opportunity of being represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(q) They understand the terms and consequences of this Agreement and of the releases it contains;

(r) They are fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Active Power, Inc.

Dated:	, 20	By

, an individual

Dated:	, 20

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